Exhibit 1.1

Execution Version

AMENDMENT NO. 1 TO SALES AGREEMENT
March 13, 2025
Rallybio Corporation
234 Church Street, Suite 120
New Haven, Connecticut 06510

Ladies and Gentlemen:

Rallybio Corporation, a Delaware corporation (the “Company”), together with TD Securities (USA) LLC (as successor to Cowen and Company, LLC) (the “Agent”), are parties to that certain Sales Agreement dated August 8, 2022 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The Company and the Agent desire to amend the Original Agreement as set forth in this Amendment No. 1 thereto (this “Amendment”) as follows:
1.The reference to “$100,000,000” in the heading of the Original Agreement shall be removed and replaced with “$9,550,000”.

2.The first paragraph of Section 1 of the Original Agreement is hereby amended in its entirety and replaced with the following:

1.Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Cowen, acting as agent and/or principal, shares (the “Placement Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $9,550,000; provided, however, that in no event shall the Company issue or sell through Cowen such number or dollar amount of Placement Shares that would (a) exceed the number or dollar amount of shares of Common Stock registered on the effective Registration Statement (defined below) pursuant to which the offering is being made, (b) exceed the number of authorized but unissued shares of Common Stock (less shares of Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company's authorized capital stock), (c) exceed the number or dollar amount of shares of Common Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (d) exceed the number or dollar amount of shares of Common Stock for which the Company has filed a Prospectus Supplement (defined below) (the lesser of (a), (b), (c) and (d), the (the “Maximum Amount”)). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of shares of Common Stock issued and sold under this Agreement shall be the sole responsibility of the Company, and, provided it otherwise acts in accordance with its responsibilities under this Agreement and the applicable Placement Notice (as defined below), Cowen shall have no obligation in connection with such compliance. The issuance and sale of Common Stock through Cowen will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement (as defined below) to issue the Common Stock.

3. Section 6(a) of the Original Agreement is hereby amended in its entirety and replaced with the following:

(a)Registration Statement and Prospectuses. The Company meets the requirements for use of Form S-3 under the Securities Act. Each of the Registration Statement and any amendment thereto has become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued by the Commission under the Securities Act, no order preventing or suspending the use of the Prospectus has been issued and no proceedings for any of those purposes have been instituted by the Commission or are pending or, to the Company’s knowledge, contemplated by the Commission. The Company has complied with each request (if any) from the Commission for additional information. The proposed offering of the Placement Shares hereunder may be made pursuant to General Instruction I.B.6. of Form S-3. As of the close of trading on the Exchange on March 13, 2025, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Rule 144 of the Securities Act, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) (the “Non-Affiliate Shares”), was approximately $28,655,118 (calculated by multiplying (x) the price at which the common equity of the Company was last sold on the Exchange on January 13, 2025 times (y) the number of Non-Affiliate Shares on March 13, 2025).

4. All references to “August 8, 2022” set forth in Schedule 1 and Exhibit 7(m) of the Original Agreement are revised to read “August 8, 2022 (as amended by Amendment No. 1, dated March 13, 2025)”.

5. Schedule 2 to Original Agreement is hereby amended in its entirety and replaced as set forth on Schedule 2 hereto.

6. With respect to issuances of Placement Shares that occur on or after the date this Amendment become effective, reference to the “Prospectus Supplement” in the Original Agreement shall refer to the prospectus supplement filed with the Commission by the Company on March 13, 2025.

7. A new Section 20 as set forth below is hereby added to the Sales Agreement immediately following Section 19 thereof:

“20. Recognition of the U.S. Special Resolution Regimes.
(a) In the event that Cowen is a Covered Entity and becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Cowen of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b) In the event that Cowen is a Covered Entity and Cowen or a BHC Act Affiliate of Cowen becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against Cowen are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
(c) For purposes of this Section 20, (a) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k), (b) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b), (c) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable, and (d) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

8. Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

9. This Amendment together with the Original Agreement (including all exhibits attached hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

10. EACH OF THE COMPANY AND THE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

12. Each of the Company and the Agent agrees that any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any Specified Court, as to which such jurisdiction is non-exclusive) of the Specified Courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to a party’s address set forth in Section 12 of the Original Agreement, as amended by this Amendment, shall be effective service of process upon such party for any suit, action or proceeding brought in any Specified Court. Each of the Company and the Agent irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit, action or proceeding brought in any Specified Court has been brought in an inconvenient forum.

13.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission or electronic transmission (e.g., PDF).

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Original Agreement between the Company and the Agent.
Very truly yours,

TD Securities (USA) LLC

By: /s/ Michael Murphy
Name: Michael Murphy
Title: Managing Director

[Signature Page to Amendment No. 1 to Sales Agreement]

ACCEPTED as of the date
first-above written:

RALLYBIO CORPORATION

By: /s/ Jonathan I. Lieber
Name: Jonathan I. Lieber
Title: Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Sales Agreement]

SCHEDULE 2

Notice Parties

Company

Stephen Uden, M.D. Chief Executive Officer and President
Jonathan Lieber, M.B.A Chief Financial Officer and Treasurer

Cowen

Michael J. Murphy Managing Director
William Follis Managing Director
Adriano Pierroz Director
Megan Sanford Analyst